UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 18, 2007

Interpharm Holdings, Inc.

(Exact name of Registrant as specified in charter)

Delaware	0-22710	13-3673965
(State or other jurisdic-	(Commission	(IRS Employer
tion of incorporation)	File Number)	Identification No.)

75 Adams Avenue, Hauppauge, New York		11788
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (631) 952 0214

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Election of Director.

On December 18, 2007, Dr. Perry Sutaria was appointed to the Interpharm Holdings, Inc. (the “Company”) Board of Directors. Dr. Perry Sutaria, by himself and through P&K Holdings I, LLC, owns and/or controls approximately 44 million shares of our common stock owned by him and his brother , Raj Sutaria, and sister, Mona Rametra.

As reported in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, in connection with the Company’s $8 million financing (the “Financing”) closed on November 7 and 14, 2007, the Company entered into a Waiver and Consent Agreement (the “Waiver”) with Tullis Dickerson Capital Focus III, L.P. (“TD III”), Aisling Capital I, L.P. (“Aisling”) and the parties to the Financing. Pursuant to the Waiver, Dr. Perry Sutaria and P&K Holdings I, LLC, among others, agreed to, and did give a voting proxy to a committee comprised of Dr. Perry Sutaria and a representative from each of TD III and Aisling to vote their shares:

1. For the election of directors; and

2. With respect to any changes in the Company by-laws.

In connection with the Waiver, it was agreed among the Board of Directors and parties to the Financing that Dr. Perry Sutaria would be added as a member of the Company’s Board of Directors.

Dr. Perry Sutaria received a B.S. Degree from Cornell University in 1988 and an M.D. from Cornell in 1992. Dr. Sutaria is a practicing Urologist with Morristown Urology Associates.

Dr. Perry Sutaria is the son of Dr. Maganlal K. Sutaria, the Chairman of the Company’s Board of Directors and is the brother of Raj Sutaria, a Company Executive Vice President. He is also a member of Sutaria Realty, LLC from which we lease our facility and offices at 75 Adams Avenue in Hauppauge, New York pursuant to a non-cancellable lease expiring in October, 2019. The current annual lease payments are $660,000.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERPHARM HOLDINGS, INC.

December 24, 2007	By:	/s/ Cameron Reid
Cameron Reid
Chief Executive Officer